TABLE OF CONTENTS

2003 ANNUAL REVIEW
KENTUCKY INVESTORS, INC.

BOARD OF DIRECTOR &
CORPORATE OFFICERS

Harry Lee Waterfield II [e,f,n] Chairman of the Board President and Chief Executive Officer Frankfort, Kentucky

BOARD OF DIRECTORS	CORPORATE OFFICERS

Harold Glenn Doran [a,e,f]	Raymond L. Carr
Board of Directors	Vice President, Chief Financial Officer
Dover, Tennessee	Frankfort, Kentucky

Michael F. Dudgeon, Jr.	Jane S. Jackson
Board of Directors	Secretary
Frankfort, Kentucky	Frankfort, Kentucky

Gordon C. Duke [a,f]	Jimmy R. McIver
Board of Directors	Treasurer
Frankfort, Kentucky	Frankfort, Kentucky

Howard L. Graham [f,n]	Nancy W. Walton
Board of Directors	First Vice President
Retired Vice President, Corporate Services	Frankfort, Kentucky
Frankfort, Kentucky
Ernst & Young LLP
Robert M. Hardy, Jr. [e,f]	Independent Auditors
Board of Directors
Vice President, General Counsel
Frankfort, Kentucky

Dr. Jerry F. Howell, Jr. [a,e]
Board of Directors
Morehead, Kentucky

David W. Reed [a,n]
Board of Directors
Gilbertsville, Kentucky
a Audit Committee
Helen S. Wagner [e,n]	e Executive Committee
Board of Directors	f Finance Committee
Owensboro, Kentucky	n Nominating Committee

LETTER TO STOCKHOLDERS

To our stockholders,

Investors Heritage Life Insurance Company has enjoyed record sales for each of the past ten years. For the first time during this period we had decreased sales as compared to the previous year. We believe that sales were negatively affected by several national factors including the overall economy, the psychological affect of the war in Iraq and overall tension in the Middle East. In addition, severe weather conditions in several key states limited sales during the first quarter. Sales in the financial institution market have also been adversely affected by newly enacted legislation and regulations.

(Picture of Company founder Harry Lee Waterfield and wife Laura welcome the early Investors Heritage family to the company convention in 1964 appears on this page.)

We noticed the first decrease in sales immediately following the terrorist attacks on September 11, 2001. Sales began to improve in January of 2002 and we ended that year at record sales levels, although production began to decrease again in the fourth quarter of 2002 as the buildup to the war in Iraq became a national priority. Sales continued at those levels throughout 2003.

Harry Lee Waterfield II Chairman of the Board, President & CEO

Our profits have also been affected by a number of other factors. Low interest rates on new investments, a product of the state of the national economy, have been a major factor for the past two years. Compliance with new federal laws and regulations, including the Sarbanes Oxley Act of 2002, HIPPA requirements and the PATRIOT Act have significantly added to costs. Finally, higher than expected early claims in the preneed market have also had an adverse effect.

Notwithstanding the low interest rate environment, we continue to invest in high quality bonds, not sacrificing quality for return. However, we adjusted interest rates credited on some products, as necessary, during the year and, in the third quarter, management took a number of steps to reduce costs that should have a positive impact on earnings during 2004.

LETTER TO STOCKHOLDERS

In order to improve the performance of our preneed line of business we developed and introduced new preneed products in 2003. These products were designed to combat the early claims issue, competitive pricing and the low interest rate environment. We expect these new insurance plans to have a positive impact in 2004 after a full year of sales.

Kentucky Investors, Inc. and its subsidiaries have always been managed with our eyes to the future. Management intends to keep the companies stable for the long-term. Above all else we strive to maintain the safety of stockholders' investments and the security of our insureds' policies. The steps taken recently are part of that continued strategy. Operational details are presented in Management's Discussion & Analysis beginning on page 6. I encourage you to read it for a complete explanation of last year's results.

On behalf of the Boards of Directors, I want to express our appreciation for the interest and support of our stockholders, sales associates and employees. Your support and confidence has helped us to build companies of value, character and purpose.

Respectfully submitted,

HLW Signature

RETIREMENTS

Kentucky Investors, Inc. and Investors Heritage Life Insurance Company have always been associated with many talented, dedicated and loyal employees and sales associates. During the fourth quarter of 2003 and January 2004, several employees retired who were instrumental in the success of our companies.

Wilma Yeary retired in January 2004. She was employed by Investors Heritage in 1963 and served as Assistant Corporate Secretary for 25 years and as Corporate Secretary for both companies from 1989 until her retirement. Wilma became my executive assistant in 1964. Wilma's extensive knowledge of the companies, our corporate history, our products and people was invaluable to me and many others.

Doug Hippe, Vice President, retired effective January 15, 2004 after 38 years of service to our companies. In 1966 Doug became Vice President for Investors Heritage Life Insurance Company of Ohio until its merger into Investors Heritage Life in 1977 and returned to Frankfort to head our General Accounting Department.

Harold Minnis, Director of Office Services, retired in October 2003. Harold became a part of our organization in 1982 when we purchased Commercial Travelers Life Insurance Company of Texas. He moved to Kentucky upon the merger and served in the insurance industry with Commercial Travelers and Investors Heritage for a combined 42 years.

Larry Ballard retired from his position as a sales manager in December 2003 with 14 years of service. He had a successful life insurance career prior to joining us in 1989. Larry will continue his association with Investors Heritage through personal insurance sales.

John Bealle, Sales Manager, retired from that post in December 2003. John specialized in pension planning and will continue to work in this area. He had been with Investors Heritage Life since 1993 following a career in insurance sales and management.

Wilma, Doug, Harold, Larry and John have served our companies well and on behalf of their associates, I want to express our appreciation and best wishes.

HLW Signature

MANAGEMENT'S DISCUSSION & ANALYSIS

EXECUTIVE OVERVIEW

The following discussion highlights significant factors impacting the consolidated operating results and financial condition of Kentucky Investors, Inc. ("Kentucky Investors") and its subsidiaries (collectively referred to as the "Company") as of and for the year ended December 31, 2003, as compared with the years ended December 31, 2002 and 2001. This supplementary financial information should be read in conjunction with the consolidated financial statements and related notes, all of which are integral parts of the following analysis of the Company's results of operations and financial position.

Kentucky Investors, Inc. is the parent company of Investors Heritage Life Insurance Company, Investors Heritage Financial Services Group, Inc., Investors Heritage Printing, Inc., and is the sole member of Family Assignment Services, LLC. Kentucky Investors and each subsidiary are domiciled in the Commonwealth of Kentucky. Approximately 98.5% of Kentucky Investors' operations are generated by Investors Heritage Life.

CONTINUED EXPANSION AND NEW AFFILIATIONS

The Company has continued to focus on gaining market share in the preneed funeral market for the last several years. The result has been the establishment of a strong marketing base that has allowed us to maintain solid premium production in our core market while operating in the recently unfavorable economic and interest rate environment.

During the fourth quarter of 2002, Investors Heritage Life acquired all of the issued and outstanding stock of Regal Life Insurance Company, a Maryland life insurance company, from its parent, Bankers Independent Insurance Company and merged Regal Life into Investors Heritage Life. The acquisition was effective September 30, 2002 and the merger was effective December 31, 2002. For additional discussion of this transaction, see Note B to the Consolidated Financial Statements.

Investors Heritage Financial continues to operate under marketing agreements with Investors Heritage Life. This arrangement has proven to be successful and enabled Investors Heritage Financial and Investors Heritage Life to continue utilizing their expertise in the marketing and administration of credit insurance products. Further, Investors Heritage Financial enables Investors Heritage Life to offer mortgage protection and ordinary life insurance products through financial institutions. Additionally, Investors Heritage Financial has entered into marketing relationships with other unaffiliated insurance companies to provide products that Investors Heritage Life does not currently offer.

To further solidify one such relationship, on June 28, 2002 the Company acquired 400,000 shares of Cherokee National Life Insurance Company, a subsidiary of American United Life Insurance Company, in exchange for the Company's non-recourse promissory note in the amount of $4,000,000. As an offset to interest payments on the note, corresponding Cherokee National stock dividends are paid quarterly to the Company, and no interest is due on the note unless dividends have been paid. During December 2002, the 400,000 shares of Cherokee National common stock were

MANAGEMENT'S DISCUSSION & ANALYSIS

exchanged for 400,000 shares of Series A preferred stock of Cherokee National. Refer to the INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES section below, as well as Note B to the Consolidated Financial Statements, for more information relative to this transaction.

During early 2002, the Board of Directors of the Company proposed, and the shareholders approved, an amendment to the Articles of Incorporation to authorize the issuance of 8,000,000 shares of a new class of undesignated, non-voting preferred stock. The Board of Directors has the authority to establish and designate different series within the new class of preferred stock, and to fix and determine the relative rights and preferences of the new series. The primary purpose of these new shares is to provide additional flexibility to raise capital and/or facilitate acquisitions or other transactions. To date no shares have been issued and the Company has no immediate plans to issue any shares.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company's discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On a continuing basis, the Company evaluates its estimates, including those related to investments, deferred acquisition costs, present value of future profits, policy liabilities, income taxes, regulatory requirements, contingencies and litigation. The Company bases such estimates on historical experience and other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the following accounting policies, judgments and estimates are the most critical to the preparation of its consolidated financial statements.

Investments in Fixed Maturities, Equity Securities and Mortgage Loans

The Company holds fixed maturities and equity interests in a variety of companies. Additionally, the Company originates, underwrites and manages mortgage loans. The Company continuously evaluates all of its investments based on current economic conditions, credit loss experience and other developments. The Company evaluates the difference between the cost/amortized cost and estimated fair value of its investments to determine whether any decline in value is temporary or other-than-temporary in nature. This determination involves a degree of uncertainty. If a decline in the fair value of a security is determined to be temporary, the decline is recorded as an unrealized loss in shareholders' equity. If a decline in a security's fair value is considered to be other-than- temporary, the security is written down to the estimated fair value with a corresponding realized loss recognized in the consolidated statements of income.

The assessment of whether a decline in fair value is considered temporary or other-than-temporary includes management's judgment as to the financial position and future prospects of the entity issuing the security. It is not possible to accurately predict when it

MANAGEMENT'S DISCUSSION & ANALYSIS

may be determined that a specific security will become impaired. Future adverse changes in market conditions, poor operating results of underlying investments and defaults on mortgage loan payments could result in losses or an inability to recover the current carrying value of the investments, thereby possibly requiring an impairment charge in the future.

Deferred Acquisition Costs

The balance of our deferred acquisition costs at December 31, 2003 and 2002 was $23,298,000 and $24,272,000, respectively. The recovery of these costs is dependent on the future profitability of the related business. Each year, we evaluate the recoverability of the unamortized balance of the deferred acquisition costs. We consider estimated future gross profits or future premiums, expected mortality or morbidity, interest earned and credited rates, persistency and expenses in determining whether the balance is recoverable. If we determine a portion of the unamortized balance is not recoverable, it is immediately charged to amortization expense. The assumptions we use to amortize and evaluate the recoverability of the deferred acquisition costs involve significant judgment. A significant revision to these assumptions will impact future financial results.

Policy Liabilities

Establishing liabilities for the Company's long-duration insurance contracts requires various assumptions, including policyholder persistency, mortality rates, investment yields, discretionary benefit increases, new business pricing, and operating expense levels. The Company evaluates historical experience for these factors when assessing the need for changing current assumptions. However, since many of these factors are interdependent and subject to short-term volatility during the long-duration contract period, substantial estimates and judgment are required. Actual experience may emerge differently from that assumed. Any such difference would be recognized in the current year's Consolidated Statement of Income.

BUSINESS SEGMENTS

Statement of Financial Accounting Standard ("SFAS") No. 131 requires a "management approach" in the presentation of business segments based on how management internally evaluates the operating performance of its business units. The discussion of segment operating results that follows has been performed based on segment data prepared in accordance with SFAS No. 131. The Company's business segments to be discussed are as follows:

--	Preneed & Burial Products segment includes both life and annuity products sold by funeral directors or affiliated agents to fund prearranged funerals or to provide for the insured's final expenses.
--	Traditional & Universal Life Products segment includes traditional life, group life, annuities (primarily qualified) and universal life products.
--	Credit Insurance & Administrative Services segment includes the marketing and administration of credit life and credit accident and health insurance products.

MANAGEMENT'S DISCUSSION & ANALYSIS

--

Corporate & Other segment consists of corporate accounts measured primarily by stockholders' paid-in capital, contributed surplus, earned surplus, property and equipment and other minor business lines which include group annuities and group and individual accident and health products.

Please see Note J to the Consolidated Financial Statements for additional information regarding segment data.

OPERATING RESULTS

2003 compared to 2002

Consolidated Operations

Total consolidated revenues decreased approximately $11,351,000 in 2003. This decrease is attributed to the sluggish economy and interest rate environment. The current economic environment has hampered disposable income among our customer base, which has in turn led to a decline in new business. Additionally, the low interest rate environment has resulted in lower investment yields on new investments as well as higher than anticipated prepayments on mortgage-backed securities, resulting in static investment earnings in 2003, although the invested asset base grew by $6,440,000.

The Company's 2003 net income decreased $1,655,000 compared with 2002 (before cumulative effect of change in accounting principle). This decrease resulted primarily from the aforementioned premium and investment yield items along with higher operating expenses. The higher regulatory burden, including the effects of compliance with the Sarbanes-Oxley Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, and anti-fraud legislation, has also contributed to the increase in operating expenses. Expense management efforts are a constant focus for the Company. A new budget process was implemented for 2004 and savings are anticipated in the areas of agency administration, policy administration, benefit plans and salaries.

Preneed & Burial Products

Revenues for the preneed & burial products business segment decreased approximately $10,734,000 in 2003, resulting in a pre-tax loss of $956,000. These results are primarily due to the decline in new premium production of approximately $8,904,000, the aforementioned lower investment yields over all segments, and unfavorable experience on the discontinued Legacy 2000 product series. Poor weather conditions in our primary marketing regions, the economic environment and uncertainties regarding the continuing conflict with Iraq contributed to the decline in revenues. During 2003, Investors Heritage continued to focus primarily on fifteen states in developing the preneed market.

MANAGEMENT'S DISCUSSION & ANALYSIS

The table below provides the detail of premiums for the top ten producing states for this segment:

Preneed Premium Production
First Year and Single
December 31

	2003	2002	2001
North Carolina	$9,961,011	$11,999,302	$11,496,432
Kentucky	5,495,407	7,315,486	5,738,353
Georgia	3,085,689	4,025,817	4,162,695
Virginia	2,725,933	4,026,360	2,727,219
Tennessee	2,098,963	2,663,792	2,437,107
South Carolina	1,732,939	1,988,020	1,575,449
Indiana	1,033,138	1,528,945	1,212,997
Michigan	597,574	1,347,364	1,657,071
Ohio	395,741	675,657	539,342
Illinois	394,623	307,356	230,582
All Other States	1,107,290	1,653,954	1,820,964
TOTAL	$28,628,308	$37,532,053	$33,598,211

In response to current market conditions, including competitive pricing and the low interest rate environment, the Company introduced the Legacy Protector and Legacy Preferred product series during 2003. This product series replaced the Legacy 2000 product series. These new plans are designed to help control investment income pressures and increased mortality anti-selection hampering the Legacy 2000 product series. In general, commissions are slightly lower, guaranteed benefits have been moved further from issue, reserves have been adjusted to better reflect experience, and an underwritten plan has been added. These new products are expected to contribute to improved product profitability in 2004 after a full year of sales.

The Heritage Final expense product is sold in the final expense markets. Introduced in 2002, it is reinsured on an 80% quota share basis exclusively with Munich American Reassurance Company. This reinsurance arrangement has helped to reduce first year surplus strain in association with new sales, as well as provide a stable profit stream for the future.

Traditional & Universal Life Products

Revenues for 2003 decreased by approximately $997,000. Revenues from this segment are primarily derived from the sale of term insurance products through banks, which has been lower due to less loan demand. The lower investment yields have also contributed to the decrease in revenues. New premiums collected during 2003 were $2,834,000, which was an increase of $249,000 over 2002. The new premium increase was offset slightly by an investment income decrease of $340,000. Pre-tax income for 2003 decreased approximately $274,000, due primarily to the aforementioned operating expense items and lower investment yields on new investments.

Investors Heritage Financial markets traditional insurance products through banks and other financial institutions. Currently Investors Heritage Financial services approximately 301 financial institutions and other retail outlets contracted through Investors Heritage

MANAGEMENT'S DISCUSSION & ANALYSIS

Life. Investors Heritage Financial had a successful year recruiting new accounts. Eleven new bank ordinary accounts were added during 2003, including two accounts recruited by Cherokee National and American United Life.

In addition to Investors Heritage Life products, we have continued to expand the portfolio of products available to our regular ordinary insurance agents by making available products of other unaffiliated companies. For a number of years, outlets were provided for our agents who had substandard business that Investors Heritage Life would not accept. Beginning in the last quarter of 2001, Investors Heritage Financial was able to provide second to die policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies that insure these types of risks. Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing opportunity is positive.

The Company utilizes a combination of yearly renewable term reinsurance and coinsurance to cede life insurance coverage in excess of its retention limit, which was $100,000 as of December 31, 2003. Effective January 1, 2004, the Company lowered its maximum retention level to $25,000 per life. The new retention level will be achieved by keeping current reinsurance treaties in place and adding additional yearly renewable term treaties for the difference with Scottish Re (U.S.) Inc. (inforce as of December 31, 2003) and Munich American Re (business issued in 2004 and later). It is anticipated that this new retention level will stabilize earnings fluctuations in this segment.

Credit Insurance & Administrative Services

The Company reinsures 100% of credit insurance underwriting risk with major well-known life companies. During the first half of 2003, the reinsurers were Munich American Reassurance Company and The Canada Life Assurance Company. Effective July 1, 2003, Canada Life exited the market as a reinsurer and was replaced by RBC Reinsurance (Ireland) Ltd. In addition, Investors Heritage Financial has obtained reinsurance relationships for Investors Heritage Life with three other companies, Life Investors Insurance Company, American United Life Insurance Company and Universal Guaranty Life Insurance Company. Each of these agreements generates marketing and retention fees, but not administration fees.

Along with the marketing and retention fees generated from the reinsurance agreements, this segment primarily generates revenue from servicing and administering the credit business for our reinsurers. Because this revenue is fee-based, its performance is in direct relation to new and existing earned premium production. Credit premiums written during 2003 were $10,364,000, a decrease of $1,047,000 from 2002; however, revenues for this segment increased $57,000 in 2003 primarily because of the service fees generated on earned premiums. While the potential always exists for a slowdown in credit insurance sales due to decreased loan demand, sales have slowed recently due to new federal banking guidelines regarding predatory lending and the sale of credit insurance in conjunction with a real estate mortgage. In addition, several states, including Kentucky, have enacted or are considering predatory lending laws that prohibit the financing of single premium credit insurance as part of a real estate mortgage transaction. While revenues increased, pre-tax income decreased $7,000 due to the aforementioned lower investment yields and higher operating expenses.

MANAGEMENT'S DISCUSSION & ANALYSIS

Corporate & Other

Revenues from this segment in 2003 increased $322,000 while pre-tax income decreased $243,000. A significant contributor to revenue was net realized capital gains of $956,000, which increased $69,000 from 2002. While revenue income increased overall, the higher operating expenses previously discussed led to the decrease in pre-tax income. The Company, along with their investment advisor Conning Asset Management Company, actively manages the fixed income investment portfolio to achieve management's investment goals, which include the diversification of credit risk, the maintenance of adequate portfolio liquidity, the management of interest rate risk and the maximization of investment returns. Included within the net realized capital gains amount in 2003 is an impairment charge of $300,000 relative to an investment in First Benefit Capital Corporation that the Company has deemed to be other-than-temporarily impaired.

2002 compared to 2001

Consolidated Operations

Total consolidated revenues increased approximately $3,099,000 in 2002. This increase was due primarily to our growth as a provider of quality preneed and burial products and affiliations with other life insurers that market our preneed products through partnership arrangements. Net investment income contributed slightly to the overall increase, growing by $135,000. Lower yield rates on new asset purchases and the change in amortization schedules of mortgage-backed securities due to higher than anticipated pre-payments led to a decrease of approximately 0.5% on the rate of return on our investment portfolio.

While total revenues increased, the Company's net income (before cumulative effect of change in accounting principle) for 2002 decreased $1,557,000 or 41% from 2001. This decrease is attributable to unfavorable claims experience on the Legacy 2000 product series, which was replaced during 2003, as well as higher operating expenses and the lower yield on invested assets. A higher regulatory burden, including the effects of compliance with the Sarbanes-Oxley Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, and anti-fraud legislation was responsible for most of the increase in operating expenses.

SFAS No. 142 "Goodwill and Other Intangible Assets" was adopted during the first quarter of 2002. This resulted in an after-tax charge of $970,862 during the first quarter of 2002 related to the impairment of goodwill. The goodwill was associated with the 1981 and 1982 acquisitions of Investors Heritage Life Insurance Company of the South and Commercial Travelers Life Insurance Company, respectively. The charge is reported separately in the Company's Consolidated Statements of Income as a "Cumulative Effect of Change in Accounting Principle". After the charge, the goodwill balance at December 31, 2002 is $-0-.

Preneed & Burial Products

Revenues for the preneed and burial products segment increased by $3,051,000 in 2002 when compared to 2001. This revenue increase was primarily attributable to new premium production in key states, as shown in the table on page 10. Investment income

MANAGEMENT'S DISCUSSION & ANALYSIS

was relatively consistent with 2001, with an increase of $75,000, due to suppressed investment yields on new investments.

Pre-tax income decreased $1,574,000 for 2002 compared with 2001. The decrease in pre-tax income was due primarily to the Legacy 2000 product series performance and the reduced investment yields previously mentioned as key contributors to the consolidated results.

The Heritage Final Expense plan replaced the Legacy 2000 Final Expense series in late 2001 and is marketed through funeral homes and independent agencies. Investors Heritage Life entered into a reinsurance agreement with Munich American Reassurance Company to reduce initial surplus strain and provide more level future profits. Pursuant to the terms of the reinsurance agreement, the Heritage Final Expense products are reinsured on an 80/20 quota share basis with Investors Heritage Life retaining 20% of each risk up to a maximum of $5,000 on any one life. Sales were 20% above expected, with first year mortality less than 50% of projected for 2002.

Traditional & Universal Life Products

Revenues for this segment for 2002 increased by approximately $83,000, however, pre-tax income decreased by approximately $697,000. The decrease in pre-tax income was due primarily to the aforementioned operating expense items and lower investment yields on new investments. Reduced investment yields led to a decrease of $36,000 in investment income for this segment in 2002 compared with 2001. New premiums collected during 2002 were $2,585,000, representing a decrease of $10,000 from 2001.

In addition to Investors Heritage Life products, we have expanded the portfolio of products available to our regular ordinary insurance agents by making available products of other unaffiliated companies. For a number of years, outlets were provided for our agents who had substandard business that Investors Heritage Life would not accept. Beginning in the last quarter of 2001, Investors Heritage Financial was able to provide second to die policies, substandard life policies, larger term policies and health insurance products through other unaffiliated insurance companies that insure these types of risks. Investors Heritage Financial receives a fee for providing those services and the outlook for increased fee income from this marketing opportunity is positive.

Credit Insurance & Administrative Services

Revenues and pre-tax income for this segment decreased $149,000 and $45,000, respectively, in 2002. As previously mentioned, as our credit business is 100% reinsured, segment revenues are primarily generated through servicing and administration of credit business on behalf of our reinsurers. Credit insurance premiums written during 2002 were $11,411,000, which was a decrease of $1,833,000 from 2001. This continued decline in credit insurance premiums is directly related to a decrease in loan demand in the current economic environment, as previously mentioned.

Corporate & Other

Revenues for this segment increased $114,000 in 2002, while pre-tax income decreased by $126,000 in 2002. The primary contributor to these measures is net realized capital gains. Net realized capital gains were $887,000 in 2002, which was a decrease of $212,000 from 2001.

MANAGEMENT'S DISCUSSION & ANALYSIS

INVESTMENTS, LIQUIDITY AND CAPITAL RESOURCES

The quality of our investment portfolio and the current level of shareholders' equity continue to provide a sound financial base as we strive to expand our marketing system to offer competitive, quality products. The Company's investment portfolio continues to provide financial stability. It is management's opinion that the Company has adequate cash flows both on a long-term and short-term basis as evidenced by the Consolidated Statements of Cash Flows presented in this Annual Review. The Company's cash flows were primarily derived from insurance premiums and investment income.

During 2003, Investors Heritage Financial's revenues were $408,000, down $66,000 compared to 2002, and dividends in the aggregate amount of $289,500 were paid to Kentucky Investors. Revenues from Investors Heritage Printing were $525,000 in 2003, up $21,000 compared to 2002, and Investors Heritage Printing paid $49,000 in dividends to Kentucky Investors. Management of Investors Heritage Printing continues to focus on improving revenues from unaffiliated sources while continuing to provide printing services for Investors Heritage Life. Revenues from all of these sources constitute approximately 1.5% of total consolidated revenues in 2003 and management is working on the continued growth and profitability of both Investors Heritage Financial and Investors Heritage Printing.

On December 15, 2003, Kentucky Investors borrowed $3,000,000 from Fifth Third Bank. The note is due on February 1, 2005, with interest to be paid monthly at a rate equal to 0.5% under prime. Kentucky Investors utilized $300,000 of this borrowing to purchase treasury stock, loaned $900,000 to Investors Heritage Life in exchange for an additional surplus note and transferred $1,800,000 to Investors Heritage Life as paid in surplus. The Company contributed the surplus to Investors Heritage Life in order to strengthen its statutory surplus for ratings purposes.

As previously discussed, on June 28, 2002, the Company entered into a long-term debt agreement with Cherokee National in the amount of $4,000,000, with interest to be paid quarterly, at a rate equal to the prime rate, and due on June 28, 2007. Interest is due on the note subject to dividends of an equal amount also being paid by Cherokee to the Company. The funds were used to purchase 400,000 shares of Cherokee National common stock valued at $4,000,000. In December 2002, those shares of common stock were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.

During the second quarter of 2001, Kentucky Investors borrowed $400,000 on a long-term basis from Fifth Third Bank, the proceeds from which were used for general corporate purposes.

Family Assignment established a $2,000,000 line of credit with Farmers Bank and Capital Trust Company, Frankfort, Kentucky, for the purpose of funding at-need funerals secured by the assignment of verified, incontestable life insurance policies. At December 31, 2003, the principal balance on this line of credit was $200,000.

Kentucky Investors also has a line of credit agreement with Farmers Bank and Capital Trust in the amount of $150,000 with interest to be paid quarterly at a rate equal to 1%

MANAGEMENT'S DISCUSSION & ANALYSIS

under the prime rate, renewable annually. On December 31, 2003, the principal balance of this line of credit was $45,001.

A summary of all known commitments of the Company as of December 31, 2003, including the aforementioned borrowings, is as follows:

COMMITMENTS

December 31	2004	2005	2006	2007	2008	Total

Notes payable	$251,819	$4,764,539	$6,818	$4,006,818	$3,361	$9,033,355
Capital leases	164,265	58,490	18,881	-	-	241,636
Operating leases	248,149	85,223	19,282	-	-	352,654
Total	$664,233	$4,908,252	$44,981	$4,006,818	$3,361	$9,627,645

Management is not aware of any other commitments or unusual events that could materially affect the Company's capital resources. The Company has the option to prepay certain notes payable at their discretion prior to their maturity dates.

Other than the items disclosed in Note I to the Consolidated Financial Statements and the increased federal and state regulatory reporting requirements which generally increase administrative expenses, management is not aware of any current recommendations by any regulatory authority which if implemented would have any material effect on the Company's liquidity, capital resources or operations. The National Association of Insurance Commissioners and several states are reviewing statutes and regulations dealing with small face amount life insurance policies. Proposals range from requiring disclosures for policyholders to requiring small face amount policies to be paid up when premiums paid equal some specified multiple of the death benefits. The working group has proposed a model disclosure act and while several states are considering the model, to date it has not been adopted in any of the states. To the extent that a statute or regulation is adopted that puts a limit on the amount of premiums that can be collected on a small face amount policy, it would potentially limit the ages at which we would issue such a policy and require us to increase premiums for all policyholders. Because regulators are generally in the process of relinquishing their authority to regulate rates on other types of insurance and because life insurance rates have never been regulated, it is unlikely that regulators would decide to regulate rates for life insurance polices at this time. However, if such rate regulation occurs, it will negatively impact some of the products we sell and some of the markets in which we operate, specifically the preneed and burial markets.

The Company will continue to explore various opportunities, including mergers and acquisitions and purchasing blocks of business from other companies, which may dictate a need for either long-term or short-term debt. There are no restrictions as to use of funds except the restriction on Investors Heritage Life as to the payment of cash dividends to shareholders that is discussed in more detail in Note H to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION & ANALYSIS

Since inception, we have maintained a sound, conservative investment strategy. The fixed income portfolio of public bonds is managed by an independent portfolio manager, Conning Asset Management Company. As of December 31, 2003, 88.8% of the Company's total invested assets are managed by Conning pursuant to specific investment guidelines which have been approved by the Board of Directors. The primary investment objectives have been to maintain the quality and integrity of the fixed income portfolio while improving the total return on investments.

The fixed income portfolio is diversified among sectors. The Standard & Poor's average quality rating of this portfolio as of December 31, 2003 is AA. At December 31, 2003 and 2002, the fixed income portfolio was allocated as follows:

	December 31
	2003	2002
Corporate:
Bank & Finance	21.1%	17.1%
Industrial & Miscellaneous	25.2%	22.4%
Utilities	10.0%	8.7%
Government	16.2%	18.7%
Mortgage-backed securities	11.5%	16.7%
Foreign	6.9%	7.1%
Asset-backed securities	4.1%	4.6%
States and Political Divisions	5.0%	4.7%

The fixed income portfolio includes approximately $32,742,000 (at fair value) of mortgage-backed securities ("MBS"), which represents 10.1% of total invested assets. MBS have historically added value to the portfolio and Conning has provided the expertise to purchase MBS with the confidence that the credit ratings have been properly analyzed and that the investment properly suits the Company's asset and liability needs.

There have been concerns expressed by rating agencies, various regulators and other constituencies regarding investments in MBS by insurers and other financial institutions. Although these highly rated securities provide excellent credit quality, their liquidity risk must be monitored. Except for one commercial-backed mortgage of approximately $1,033,000, all of the collateral of the MBS owned are guaranteed by the Government National Mortgage Association ("GNMA"), Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC").

The FNMA and FHLMC securities are structured either as publicly traded collateralized mortgage obligations ("CMO") or pass-throughs. Unlike most corporate or real estate debt, the primary concern with a MBS is the uncertainty of timing of cash flows due to prepayment assumptions rather than the possibility of loss of principal.

CMO holdings represent approximately 40% of the total MBS portfolio. In accordance with Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment of Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("EITF 99-20"), when these securities are purchased at a discount or premium, the income yield will vary with changes in prepayment speeds due to the change in

MANAGEMENT'S DISCUSSION & ANALYSIS

accretion of discount or amortization of premium, as well as the timing of the basic principal and interest cash flows. The overall impact of the CMO's variability in yields on the portfolio is not significant in relation to the yield and cash flows of the total invested assets. More importantly, the investment portfolio has no exposure to more volatile, high-risk CMO's, such as those structured to share in residual cash flows. Except for four sequential pay CMO's of approximately $2,727,000, the CMO's held are either planned amortization class ("PAC") bonds, or support class ("SUP") bonds, both of which are structured to provide more certain cash flows to the investor and therefore have reduced prepayment risk. Based on our analysis of the investment portfolio, there are no impairment issues with respect to our CMO's under the provisions of EITF 99-20.

Pass-throughs comprise the remainder of MBS owned, representing approximately 60% of the total MBS portfolio. Pass-throughs are GNMA, FNMA or FHLMC guaranteed MBS that, simply stated, pass through interest and principal payments to the investors in accordance with their respective ownership percentage.

Additionally, the Company engages in commercial and residential mortgage lending with approximately 95.8% of these investments in commercial properties. All mortgage loans are originated in-house and all loans are secured by first mortgages on the real estate. Loan to value ratios of 80% or less and debt service coverage from existing cash flows of 115% or higher are generally required. The Company minimizes credit risk in its mortgage loan portfolio through various methods, including stringently underwriting the loan request, maintaining small average loan balances, reviewing its larger mortgage loans on an annual basis and diversifying the portfolio by property type. The average loan balance is $415,318 and the average loan to value is 45.5%. The largest loan currently held is $960,122. The Company has approximately $25,750,000 invested in mortgage loans, which represents 7.9% of total invested assets. The portfolio is diversified across various property types as follows:

	December 31
	2003	2002
Office	26.4%	17.0%
Retail	50.0%	58.8%
Industrial	5.4%	6.9%
Medical	6.5%	6.0%
Agriculture	1.9%	0.0%
1 to 4 family	2.3%	2.6%
Apartments	3.9%	4.7%
Other	3.6%	4.0%

Over the last several years we have methodically reduced the concentration of mortgage loans on properties located in Kentucky in order to diversify our portfolio geographically. We are familiar with our mortgage loan markets and are not aware of any negative factors or trends that would have a material impact on the local economies where the mortgage loan properties are located. The Company has been successful in adding value to the total investment portfolio through its mortgage loan originations due to the fact that yields realized from the mortgage loan portfolio are from 43 to 198 basis points higher than yields realized from fixed income investments. Value has also been added because

MANAGEMENT'S DISCUSSION & ANALYSIS

the mortgage loan portfolio has consistently performed well. As of December 31, 2003, the Company had no non-performing mortgage loans, which would include loans past due 90 days or more, loans in process of foreclosure, restructured loans and real estate acquired through foreclosure.

The strength of our liquidity is found in our conservative approach in the product development area and in the strength and stability of our fixed income portfolio and our mortgage loans. For 2003 and 2002, our fixed income investments were 100% investment grade as rated by Standard & Poor's. None of the Company's fixed income assets are in default. Liquidity is also managed by laddering maturities of our fixed income portfolio. The average duration of our fixed income investments is 5.3 years with approximately $5,110,000 due within 12 months and approximately $60,035,000 due within the following 4 years. Historically management has anticipated that all such investments will be held until maturity. However, one of the responsibilities of our independent portfolio manager is to constantly monitor the credit rating of our fixed income investments to determine if rating changes of any investment requires action by management. As explained in detail in Note A to the Consolidated Financial Statements, all fixed income securities and all marketable equity securities are classified as available-for-sale and are carried at fair value.

MARKET RISK EXPOSURES

Measuring market risk is a key function of our asset/liability management process. To test financial risk and investment strategy, the Company performs an asset adequacy analysis each year. Dynamic models of both assets and liabilities are created to project financial results under several shifts in the current interest rate environment. Results show that the Company's exposure to a relative 10% increase or decrease in the interest rates prevalent at December 31, 2003 is a net loss of less than $500,000.

Items taken into account on the asset side include prepayment and liquidity risks, asset diversification and quality considerations. On the liability side, interest crediting strategies and policyholder and agent behavior (lapses, loans, withdrawals and premium flow) are dynamically modeled in relationship to the particular interest rate environment tested. Although the Company is careful to ensure that these assumptions are consistent with the best available data, interest-sensitive cash flows cannot be forecast with certainty and can deviate significantly from the assumptions made. Because asset and liability durations are continually changing as new policyholder contracts are issued and as new investments are added to the portfolio, the Company manages its balance sheet on an ongoing basis and its net exposure to changes in interest rates may vary over time.

In addition to these dynamic modeling techniques, the Company closely monitors its own business segments with respect to product performance and agent behavior. To that end, during 2002 we implemented a new system to assist in monitoring these areas. This new tool allows management to quickly isolate areas of strength and weakness and to take appropriate and timely action to exploit the strengths and improve the weaknesses.

MANAGEMENT'S DISCUSSION & ANALYSIS

REGULATORY MATTERS

The statutory capital and surplus of Investors Heritage Life increased $1,545,000 and $561,000 in 2003 and 2002, respectively. Investors Heritage Life produced a statutory operating loss of $829,000 in 2003 compared to a statutory operating gain of $303,000 for 2002. The primary reasons for the statutory operating loss in 2003 are lower premium production, reduced investment income due to lower interest rates, higher operating expenses, and higher state premium taxes. For additional discussion on statutory accounting practices refer to Note I to the Consolidated Financial Statements.

FORWARD LOOKING INFORMATION

The Company cautions readers regarding certain forward-looking statements contained in this report and in any other statements made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Statements using verbs such as "expect", "anticipate", "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements include statements which represent the Company's beliefs concerning future levels of sales and redemptions of the Company's products, investment spreads and yields or the earnings and profitability of the Company's activities.

Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and many of which are subject to change. These uncertainties and contingencies could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable factors and developments. Some of these may be national in scope, such as general economic conditions, changes in tax laws and changes in interest rates. Some may be related to the insurance industry generally, such as pricing competition, regulatory developments, industry consolidation and the effects of competition in the insurance business from other insurance companies and other financial institutions operating in the Company's market area and elsewhere. Others may relate to the Company specifically, such as credit, volatility and other risks associated with the Company's investment portfolio. The Company cautions that such factors are not exclusive. The Company disclaims any obligation to update forward-looking information.

SELECTED FINANCIAL DATA

(000's omitted except for Earnings and Cash Dividends Per Share)

	2003	2002	2001	2000	1999
Total revenue .......................	$62,135	$73,487	$70,388	$65,427	$62,772
Total benefits and expenses...	61,465	70,705	65,165	63,183	57,920
Net income .........................	572	1,257	3,784	1,506	2,379

Earnings per share, diluted ...	0.49	1.10	3.33	1.31	2.79
Total assets ........................	429,475	427,041	390,778	365,936	291,215
Total liabilities .....................	379,321	373,413	347,851	328,681	260,186
Debt ....................................	9,258	6,702	2,688	2,229	264
Cash dividends per share .......	0.38	0.38	0.38	0.38	0.38

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Kentucky Investors, Inc.

          We have audited the accompanying consolidated balance sheets of Kentucky Investors, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kentucky Investors, Inc. at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

As discussed in Note A to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill.

Ernst & Young LLP

Cincinnati, Ohio
March 12, 2004

KENTUCKY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

ASSETS	2003	2002
INVESTMENTS
Securities available-for-sale, at fair value:
Fixed maturities (amortized cost: 2003 - $265,097,987; 2002- $254,389,964)	$284,531,244	$278,944,643
Equity securities (cost: 2003 - $4,997,915; 2002 - $5,568,607)	5,872,424	6,218,242
Mortgage loans on real estate	25,749,708	24,020,718
Policy loans	7,918,258	8,128,488
Other long-term investments	557,461	769,847
Short-term investments	813,000	920,000
Total investments	$325,442,095	$319,001,938

Cash and cash equivalents	5,844,281	7,773,597
Accrued investment income	4,646,903	4,330,320
Due and deferred premiums	4,441,828	4,753,111
Deferred acquisition costs	23,298,369	24,271,942
Present value of future profits	482,721	574,305
Leased property under capital leases	227,822	315,332
Property and equipment	1,932,216	1,896,028
Other assets	2,693,750	1,113,985
Amounts recoverable from reinsurers	60,465,147	63,010,331
	$429,475,132	$427,040,889

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Policy liabilities:
Benefit reserves	$335,604,439	$325,336,298
Unearned premium reserves	17,014,697	18,968,936
Policy claims	1,647,245	1,968,219
Dividend and endowment accumulations	1,218,472	1,137,015
Reserves for dividends and endowments and other	863,012	902,506
Total policy liabilities	$356,347,865	$348,312,974
Federal income taxes	9,673,564	11,356,823
Obligations under capital leases	224,628	315,346
Notes payable	9,033,355	6,386,638
Other liabilities	4,041,199	7,041,358
Total liabilities	$379,320,611	$373,413,139

STOCKHOLDERS' EQUITY
Common stock (shares issued: 2003-1,136,361; 2002-1,143,390)	$1,136,361	$1,143,390
Paid-in surplus	8,549,970	8,495,833
Accumulated other comprehensive income	12,139,714	15,432,098
Retained earnings	28,328,476	28,556,429
Total stockholders' equity	$50,154,521	$53,627,750
	$429,475,132	$427,040,889

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
REVENUE
Premiums and other considerations	$41,754,412	$53,064,178	$49,830,549
Investment income, net of expenses	18,343,010	18,462,764	18,327,345
Realized gain on investments, net	955,644	886,736	1,099,079
Other income	1,082,265	1,072,999	1,130,682
Total revenue	$62,135,331	$73,486,677	$70,387,655

BENEFITS AND EXPENSES
Death and other benefits	$33,986,241	$32,675,295	$30,243,587
Guaranteed annual endowments	664,204	687,191	714,194
Dividends to policyholders	693,830	699,130	711,318
Increase in benefit reserves and unearned premiums	10,493,003	21,068,460	18,748,848
Acquisition costs deferred	(5,890,859)	(8,442,124)	(8,697,446)
Amortization of deferred acquisition costs	6,910,177	8,052,931	7,391,695
Commissions	3,334,653	5,242,529	5,987,291
Other insurance expenses	11,273,743	10,721,858	10,065,349
Total benefits and expenses	$61,464,992	$70,705,270	$65,164,836

INCOME BEFORE FEDERAL INCOME TAX
AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$670,339	$2,781,407	$5,222,819

Provision for income taxes:
Current	$79,741	$439,736	$438,478
Deferred	18,320	114,000	1,000,000
	$98,061	$553,736	$1,438,478

INCOME BEFORE CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE	$572,278	$2,227,671	$3,784,341

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
PRINCIPLE	$-	$(970,862)	$-

NET INCOME	$572,278	$1,256,809	$3,784,341

BASIC NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$0.50	$1.96	$3.33
Cumulative effect of change in accounting principle	-	(0.85)	-
	$0.50	$1.11	$3.33
DILUTED NET EARNINGS PER SHARE
Before cumulative effect of change in
accounting principle	$0.49	$1.95	$3.33
Cumulative effect of change in accounting principle	-	(0.85)	-
	$0.49	$1.10	$3.33

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

				Accumulated
				Other		Total
	Common	Paid-in		Comprehensive	Retained	Stockholders'
	Stock	Surplus		Income	Earnings	Equity

BALANCE, JANUARY 1, 2001	$1,151,323	$8,399,106		$3,001,407	$24,702,482	$37,254,318

Comprehensive income:
Net income					3,784,341	3,784,341
Change in net unrealized appreciation
on available-for-sale securities				2,735,944		2,735,944
Total comprehensive income						6,520,285
Cash dividend					(470,928)	(470,928)
Issuance of common stock, net	(18,363)	14,226			(363,399)	(367,536)
Share exchange transaction					(8,486)	(8,486)

BALANCE, DECEMBER 31, 2001	$1,132,960	$8,413,332	$	,737,351	$27,644,010	$42,927,653

Comprehensive income:
Net income					1,256,809	1,256,809
Change in net unrealized appreciation
on available-for-sale securities				9,694,747		9,694,747
Total comprehensive income						10,951,556
Cash dividend					(466,251)	(466,251)
Issuance of common stock, net	10,430	82,501			116,512	209,443
Share exchange transaction					5,349	5,349

BALANCE, DECEMBER 31, 2002	$1,143,390	$8,495,833		$15,432,098	$28,556,429	$53,627,750

Comprehensive income:
Net income					572,278	572,278
Change in net unrealized appreciation
on available-for-sale securities				(3,201,532)		(3,201,532)
Change in add'l minimum pension liability				(90,852)		(90,852)
Total comprehensive loss						(2,720,106)
Cash dividend					(471,898)	(471,898)
Issuance of common stock, net	(7,029)	54,137			(315,547)	(268,439)
Share exchange transaction					(12,786)	(12,786)

BALANCE, DECEMBER 31, 2003	$1,136,361	$8,549,970		$12,139,714	$28,328,476	$50,154,521

See notes to consolidated financial statements.

KENTUCKY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

	2003	2002	2001
OPERATING ACTIVITIES
Net income	$572,278	$1,256,809	$3,784,341
Adjustments to reconcile net income
to net cash provided by operating activities:
Realized gain on investments	(955,644)	(886,736)	(1,099,079)
Provision for deferred federal income taxes	18,320	114,000	1,000,000
Net adjustment for premium and discount on investments	321,313	23,344	(100,118)
Depreciation and other amortization	454,429	501,647	564,023
Net realized loss on goodwill impairment	-	970,862	-
Change in operating assets and liabilities:
Accrued investment income	(316,583)	(310,373)	(192,976)
Due and deferred premiums	311,283	(208,782)	56,733
Amortization of deferred acquisition costs	6,910,177	8,052,931	7,391,695
Acquisition costs deferred	(5,890,859)	(8,442,124)	(8,697,446)
Amounts recoverable from reinsurers	2,545,184	3,694,024	2,698,862
Benefit reserves	8,216,000	17,614,367	16,950,702
Policy claims	(320,974)	(639,442)	37,279
Other policyholder funds	41,963	(1,625)	155,242
Federal income tax (benefit)	(5,501)	15,133	13,854
Other assets and other liabilities	(4,808,296)	490,605	2,428,514

NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,093,090	$22,244,640	$24,991,626

INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	$(69,257,995)	$(67,659,091)	$(65,117,220)
Sales and maturities	59,742,204	44,539,001	47,167,587
Other investments:
Cost of acquisition	(5,165,949)	(4,260,590)	(5,319,589)
Sales and maturities	3,966,575	4,289,226	5,395,255
Net additions to property and equipment	(311,523)	(418,701)	(522,069)

NET CASH USED BY INVESTING ACTIVITIES	$(11,026,688)	$(23,510,155)	$(18,396,036)
FINANCING ACTIVITIES
Receipts from universal life policies credited to
policyholder account balances	$7,976,260	$6,749,207	$5,082,705
Return of policyholder account balances on universal life policies	(7,878,358)	(8,028,445)	(7,975,758)
Payments on notes payable	(738,326)	(1,325,798)	(253,874)
Proceeds from notes payable	3,385,043	5,468,362	497,948
Issuances of common stock	(268,439)	209,443	(367,536)
Dividends	(471,898)	(466,251)	(470,928)

NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	$2,004,282	$2,606,518	$(3,487,443)
INCREASE (DECREASE) IN CASH	$(1,929,316)	$1,341,003	$3,108,147
Cash and cash equivalents at beginning of year	7,773,597	6,432,594	3,324,447
CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,844,281	$7,773,597	$6,432,594

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE A - Nature of Operations and Accounting Policies

Kentucky Investors, Inc. is the holding company of Investors Heritage Life Insurance Company, Investors Heritage Printing, Inc., a printing company, Investors Heritage Financial Services Group, Inc., an insurance marketing company, and is the sole member of Family Assignment Services, LLC, a limited liability company that provides advance funding of funerals in exchange for the irrevocable assignment of life insurance policies from other nonaffiliated companies. These entities are collectively hereinafter referred to as the "Company". Ninety-eight percent of Kentucky Investors operations are generated by Investors Heritage Life.

The Company's operations involve the sale and administration of various insurance and annuity products, including, but not limited to, participating, non-participating, whole life, limited pay, universal life, annuity contracts, credit life, credit accident and health and group insurance policies. The principal markets for the Company's products are in the Commonwealths of Kentucky and Virginia, and the states of North Carolina, South Carolina, Ohio, Indiana, Florida, Tennessee, Illinois, Georgia, West Virginia, Michigan, Mississippi, Alabama and Maryland.

Basis of Presentation: The accompanying consolidated financial statements of Kentucky Investors and subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Use of Estimates: The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation: The consolidated financial statements include the wholly-owned subsidiaries of Kentucky Investors, which are Investors Heritage Life and its subsidiary, Investors Underwriters, Inc., Investors Heritage Printing, Investors Heritage Financial and Family Assignment. Intercompany transactions are eliminated in the Company's consolidated financial statements.

Investments: In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies all fixed maturities and equity securities as available-for-sale. Under SFAS No. 115, securities classified as available-for-sale are carried at fair value with appreciation (depreciation) relating to temporary market value changes recorded as an adjustment to other comprehensive income net of federal income taxes.

Premiums and discounts on fixed maturity investments are amortized into income using the interest method. Anticipated prepayments on mortgage-backed securities are considered in the determination of the effective yield on such securities. If a difference arises between anticipated prepayments and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to interest income.

Realized gains and losses on the sale of investments are determined based upon the specific identification method and include provisions for other-than-temporary impairments where appropriate, as discussed in further detail in Note C to the consolidated financial statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Mortgage loans, Policy loans and Other long-term investments are carried at unpaid balances. Short-term investments represent securities with maturity dates within one year but exceeding three months. These securities are carried at amortized cost.

Cash equivalents include money market funds on deposit at various financial institutions with contractual maturity dates within three months at the time of purchase.

Deferred Acquisition Costs: Commissions and other acquisition costs which vary with and are primarily related to the production of new business are deferred and amortized over the life of the related policies (refer to Revenues and Expenses discussed later regarding amortization methods). Recoverability of deferred acquisition costs is evaluated annually by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If such current estimate is less than the existing balance, the difference is charged to expense.

Property and Equipment: Property and equipment is carried at cost less accumulated depreciation, using principally the straight-line method. Accumulated depreciation on property and equipment was $3,355,528 and $4,186,699 at December 31, 2003 and 2002, respectively.

Capital Leases: During 2003 the Company entered into four capital leases for office equipment and an auto lease. Total lease payments for 2003, 2002 and 2001 relating to new and previously existing capital leases were $188,989, $210,956 and $214,284, respectively. Future minimum lease payments for 2004, 2005 and 2006 are $164,265, $58,490 and $18,881, respectively. The present value of net minimum lease payments at December 31, 2003 was $224,628, which is equal to the total future minimum lease payments of $241,636 less imputed interest of $17,008. Accumulated amortization on the leased property was $385,693 and $296,689 at December 31, 2003 and 2002, respectively.

Goodwill: In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and other acquired intangible assets with indefinite economic useful lives, the Company ceased amortization of goodwill as of January 1, 2002. The Company performed the requisite transitional impairment tests for those assets as of January 1, 2002 and $970,862 of goodwill associated with the 1981 acquisition of Investors Heritage of the South and the 1982 acquisition of Commercial Travelers Life Insurance Company was written off and recorded as a cumulative effect of a change in accounting principle in the first quarter of 2002. Previously, goodwill was being amortized over forty years using the straight-line method.

A reconciliation of the previously reported 2001 statement of income information to pro forma amounts that reflect the elimination of amortization of goodwill is presented below:

	2001
		Per Share
	Amount	Basic	Diluted
Net income, as reported	$3,784,341	$3.33	$3.33
Amortization of goodwill	48,545	0.04	0.04
Pro forma net income	$3,832,886	$3.37	$3.37

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Present Value of Future Profits: Present value of future profits represents the estimated value assigned to the insurance in force of the assumed policy obligations at the date of acquisition. The assigned value is amortized over the expected remaining life of the insurance in force (which approximates a weighted average of 8 years). Accumulated amortization was $299,940 and $208,356 at December 31, 2003 and 2002, respectively. Annual amortization in each of the following five years will be approximately $91,600.

Benefit Reserves and Policyholder Deposits: Reserves on traditional life and accident and health insurance products are calculated using the net level premium method based upon estimated future investment yields, mortality, withdrawals and other assumptions, including dividends on participating policies. The assumptions used for prior year issues are locked in. Current year issues are reserved for using updated assumptions determined by reviewing the Company's past experience and include a provision for possible unfavorable deviation.

Benefit reserves and policyholder deposits on universal life and investment-type products are determined by using the retrospective deposit method and represent the policy account value before consideration of surrender charges. In addition, unearned revenues are included as a part of the benefit reserve.

The mortality assumptions for regular ordinary business are based on the 1955-60 Basic Table, Select and Ultimate, for plans issued prior to 1982, the 1965-70 Basic Table, Select and Ultimate, for plans issued in 1982 through 1984, the 1975-80 Basic Table, Select and Ultimate, for plans issued after 1984 and on the Company's experience for final expense plans.

Reinsurance: The Company assumes and cedes reinsurance under various agreements providing greater diversification of business, allowing management to control exposure to potential losses arising from large risks, and providing additional capacity for growth. Amounts recoverable from reinsurers are estimated in a manner consistent with the related liabilities associated with the reinsured policies. In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", reserves ceded to reinsurers of $59,139,766 and $61,605,973 at December 31, 2003 and 2002, respectively, are shown gross on the Company's balance sheet.

Unearned Premium Reserves: Credit life unearned premium reserves are calculated for level and reducing coverage using the monthly pro rata and Rule of 78's methods, respectively. Credit accident and health unearned premium reserves are determined based upon the Rule of 78's.

Policy Claims: Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure.

Other Policyholders' Funds: Other policyholders' funds consist primarily of dividends and endowments left on deposit at interest.

Participating Policies: Participating business approximates 6% of ordinary life insurance in force. Participating dividends are accrued as declared by the Board of Directors of Investors Heritage Life. The liability for future policy benefits for participating policies was determined based on the Net Level Premium Reserve Method, 3% interest,

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

and the 1941 CSO Mortality and 1958 CSO Mortality tables. All guaranteed benefits were considered in calculating these reserves. Deferred acquisition costs are amortized in proportion to expected gross profits. The average assumed investment yields used in determining expected gross profits ranged from 3.56% to 9.17% (for the current and all future years an assumed investment yield of 6.80% was utilized).

Federal Income Taxes: The Company utilizes the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes", to account for income taxes. Under such method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates.

Revenues and Expenses: Revenues on traditional life and accident and health insurance products consist of direct and assumed premiums reported as earned when due. Liabilities for future policy benefits, including unearned premium reserves on accident and health policies and unreleased profits on limited-pay life policies, are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the premium paying period using the net level premium method. Traditional life insurance products are treated as long duration contracts since they are ordinary whole life insurance products which generally remain in force for the lifetime of the insured. The accident and health insurance products are treated as long duration contracts because they are non-cancelable.

Revenues for universal life and investment-type products consist of investment income and policy charges for the cost of insurance and policy initiation and administrative fees. Expenses include interest credited to policy account balances, actual administrative expenses and benefit payments in excess of policy account balances.

Deferred acquisition costs related to universal life and investment-type products are amortized as a uniform percentage of each year's expected gross profits, over the life of the policies. Amortization is unlocked for significant changes in expected versus actual gross profits, including the effects of realized gains or losses.

Common Stock and Earnings per Share: The par value per share is $1.00 with 4,000,000 shares authorized. Earnings per share of common stock were computed based on the weighted average number of common shares outstanding during each year. Cash dividends per share were $.38 in 2003, 2002 and 2001.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A reconciliation from Basic Earnings per share ("EPS") to Diluted EPS is as follows:

	Income	Shares	Per Share Amount
December 31, 2003
Basic EPS
Income available to common stockholders	$572,278	1,148,605	$0.50
Dilutive effect of common equivalent shares of stock options	-	8,825	-

Diluted EPS
Income available to common stockholders	$572,278	1,157,430	$0.49

December 31, 2002
Basic EPS
Income available to common stockholders	$1,256,809	$1,136,512	$1.11
Dilutive effect of common equivalent shares of stock options	-	1,560	-

Diluted EPS
Income available to common stockholders	$1,256,809	$1,138,072	$1.10

December 31, 2001
Basic EPS
Income available to common stockholders	$3,784,341	1,136,634	$3.33
Dilutive effect of common equivalent shares of stock options	-	$-	-

Diluted EPS
Income available to common stockholders	$3,784,341	$1,136,634	$3.33

Accumulated Other Comprehensive Income (Loss): SFAS No. 130, "Reporting Comprehensive Income", requires unrealized gains or losses on available-for-sale securities to be included in other comprehensive income. The reclassification amounts (net of 34% tax) for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

	2003	2002	2001

Net unrealized gain (loss) arising during period	$(2,245,865)	$10,581,483	$3,835,023
Reclassification adjustment for net (gains)
losses included in net income	(955,664)	(886,736)	(1,099,079)
Net unrealized gain (loss) on certain
securities	$(3,201,532)	$9,694,747	$2,735,944

New Accounting Pronouncements: In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51", which states certain criteria for use in consolidating another entity. The provisions of Interpretation No. 46 had no impact on the financial statements of the Company.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", effective for interim reporting periods beginning after June 15, 2003. Under the new rules, certain financial

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

instruments classified as equity will be required to be presented as liabilities. The provisions of SFAS No. 150 had no impact on the financial statements of the Company.

In December 2003, the FASB revised SFAS No.132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", to require additional disclosures related to pensions and postretirement benefits. While retaining the existing disclosure requirements for pensions and postretirement benefits, additional disclosures are required related to pension plan assets, obligations, contributions and net benefit costs, beginning with fiscal years ending after December 15, 2003. Additional disclosures pertaining to benefit payments are required for fiscal years ending after June 30, 2004. The SFAS 132 revisions also include additional disclosure requirements for interim financial reports beginning after December 15, 2003. The Company has implemented the revised disclosures required for fiscal years ending after December 15, 2003, beginning with these financial statements and will implement the interim disclosure requirements and annual benefit payment disclosures in subsequent interim and annual financial statements.

In November 2003, the Emerging Issues Task Force ("EITF") reached consensus on EITF Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments", that certain quantitative and qualitative disclosures are required for equity and fixed maturity securities that are in an unrealized loss position at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The guidance requires companies to disclose the aggregate amount of unrealized losses and the related fair value of investments with unrealized losses for securities that have been in an unrealized loss position for less than 12 months and separately for those that have been in an unrealized loss position for over 12 months, by investment category. The Company has adopted the disclosure requirements in these financial statements.

Reclassifications: Certain reclassifications have been made to the prior period financial statements to conform with current year presentation.

NOTE B - Acquisitions

Effective September 30, 2002, Investors Heritage Life acquired all of the issued and outstanding stock of Regal Life Insurance Company, a Maryland life insurance company, from its parent, Bankers Independent Insurance Company. On December 31, 2002, Regal was merged into Investors Heritage Life. The acquisition and merger were approved by both the Maryland and Kentucky Departments of Insurance. The acquisition was accounted for under the purchase accounting method as prescribed by SFAS No. 141, "Business Combinations". The gross acquisition price was approximately $560,000. The difference between the fair values of assets received and liabilities assumed was recorded as the present value of future profits, representing the actuarially determined present value of anticipated profits to be realized from the business, using a risk-adjusted discount rate.

On June 28, 2002, the Company acquired 400,000 shares of Cherokee National Life Insurance Company of Macon, Georgia, a subsidiary of American United Life Insurance Company, in exchange for the Company's non-recourse promissory note in the amount of $4,000,000. The note is due June 28, 2007 and interest will be paid quarterly at a rate equal to the prime rate. Cherokee National stock dividends will be paid quarterly and the dividend rate will be the same as the interest rate on the note. No interest is due on the note unless dividends have been paid. During December 2002, the 400,000 shares of

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

common stock of Cherokee National were exchanged for 400,000 shares of Series A preferred stock of Cherokee National.

NOTE C - Investments

The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government and corporate bonds and mortgage loans. The Company manages its fixed income portfolio to diversify between and within industry sectors. Mortgage loans, exclusive of insured or guaranteed mortgages, are issued at loan to value ratios not exceeding 80 percent. Approximately $9,160,000 of the loans outstanding at December 31, 2003 were to borrowers located in Kentucky. All loans are secured by a first mortgage on the property.

Investments in available-for-sale securities are summarized as follows:

		Gross	Gross Unrealized Losses
2003	Amortized	Unrealized	Less Than	Greater Than	Fair
	Cost	Gains	12 Months	12 Months	Value
Available-for-sale securities:
U.S. government obligations	$42,600,451	$3,586,563	$3,771	$-	$46,183,243
States and political subdivisions	13,506,454	742,788	64,362	-	14,184,880
Corporate	159,722,482	13,216,390	1,171,747	-	171,767,127
Foreign	17,364,437	2,294,896	5,568	-	19,653,765
Mortgage-backed securities	31,904,163	981,417	143,351	-	32,742,229
Total fixed maturity securities	$265,097,987	$20,822,054	$1,388,799	$-	$284,531,244
Equity securities	4,997,915	879,419	-	4,910	5,872,424
Total	$270,095,902	$21,701,473	$1,388,799	$4,910	$290,403,668

		Gross	Gross
2002	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available-for-sale securities:
U.S. government obligations	$47,498,780	$4,676,135	$-	$52,174,915
States and political subdivisions	12,102,887	937,243	-	13,040,130
Corporate	133,425,181	13,886,038	208,777	147,102,442
Foreign	17,408,784	2,492,539	-	19,901,323
Mortgage-backed securities	43,954,332	2,810,044	38,543	46,725,833
Total fixed maturity securities	$254,389,964	$24,801,999	$247,320	$278,944,643
Equity securities	5,568,607	665,994	16,359	6,218,242
Total	$259,958,571	$25,467,993	$263,679	$285,162,885

The Company's decision to record an impairment loss is primarily based on whether the security's fair value is likely to remain significantly below its book value in light of all the factors considered. Factors that are considered include the length of time the security's fair value has been below carrying value, the credit worthiness of the issuer, and the coupon and/or dividend payment history of the issuer. For securities that are other-than-temporarily impaired, the security is adjusted to fair value and the resulting losses are recognized in realized gains/losses in the Consolidated Statements of Income.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Net realized investment gains included $300,000 of pretax impairment loss in 2003 and no impairment losses in 2002. The impairment recorded was the result of credit deterioration on a specific issue in the equity market. The Company determined the investment would not be recovered and the fair value was written to zero. Gross unrealized losses in 2003 were comprised of 48 securities, 47 of which were in an unrealized loss position for less than 12 months. Based on an analysis of the criteria previously discussed, none of these securities are believed to be other-than-temporarily impaired at December 31, 2003.

In accordance with SFAS No. 115, net unrealized gains for investments classified as available-for-sale are shown, net of the effect on deferred income taxes and deferred policy acquisition costs assuming that the appreciation had been realized. A summary follows:

	December 31
	2003	2002
Net unrealized appreciation on
available-for sale securities	$20,307,764	$25,204,314
Adjustment to deferred acquisition costs	(1,776,606)	(1,822,351)
Deferred income taxes	(6,300,592)	(7,949,865)
Net unrealized appreciation on
available-for sale securities	$12,230,566	$15,432,098

The amortized cost and fair value of debt securities at December 31, 2003 by contractual maturity, are presented below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$5,110,290	$5,286,961
Due after one year through five years	60,035,455	64,740,717
Due after five years through ten years	126,757,275	138,129,651
Due after ten years	41,290,804	43,631,686
Due at multiple maturity dates	31,904,163	32,742,229
Total	$265,097,987	$284,531,244

Proceeds during 2003, 2002 and 2001 from sales and maturities of investments in available-for-sale securities were $59,742,204, $44,539,001 and $47,167,587, respectively. Gross gains of $1,533,778, $1,073,458 and $1,673,704 and gross losses of $590,917, $365,173 and $584,036 were realized on those sales during 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Presented below is investment information, including the accumulated and annual change in net unrealized investment gain or loss. Additionally, the table shows the annual change in net unrealized investment gain (loss) and the amount of realized investment gain (loss) on debt and equity securities for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Change in unrealized investment gain (loss):
Available-for-sale:
Debt securities	$(5,121,424)	$15,846,856	$4,244,779
Equity securities	224,874	(110,518)	238,906
Realized investment gain (loss):
Available-for-sale:
Debt securities	$1,255,664	$886,736	$1,099,079
Equity securities	(300,000)	-	-

Major categories of investment income are summarized as follows:

	2003	2002	2001
Fixed maturities	$15,980,125	$16,396,086	$16,183,339
Mortgage loans on real estate	1,993,106	1,976,301	2,043,664
Other	1,135,669	903,114	904,321
	$19,108,900	$19,275,501	$19,131,324
Investment expenses	765,890	812,737	803,979
	$18,343,010	$18,462,764	$18,327,345

The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At December 31, 2003 and 2002, these required deposits had book values of $23,225,084 and $23,326,983, respectively.

NOTE D - Fair Values of Financial Instruments

The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment was necessarily required to interpret market data to develop these estimates. Accordingly, the estimates are not necessarily indicative of the amounts which could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the fair value amounts.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

	DECEMBER 31
	2003		2002
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Assets:
Fixed maturities	$284,531,244	$284,531,244	$278,944,643	$278,944,643
Equity securities	5,872,424	5,872,424	6,218,242	6,218,242
Mortgage loans on real estate:
Commercial	24,673,980	25,242,109	23,393,096	23,631,418
Residential	586,928	600,974	627,622	634,165
Farm	488,800	497,649	-	-
Policy loans	7,918,258	7,918,258	8,128,488	8,128,488
Other long-term investments	557,461	557,461	769,847	769,847
Short-term investments	813,000	813,000	920,000	920,000
Cash and cash equivalents	5,844,281	5,844,281	7,773,597	7,773,597
Accrued investment income	4,646,903	4,646,903	4,330,320	4,330,320

Liabilities:
Policyholder deposits
(Investment-type contracts)	$83,869,030	$80,278,095	$80,921,788	$76,535,835
Policy claims	1,647,245	1,647,245	1,968,219	1,968,219
Obligations under capital leases	224,628	224,628	315,346	315,346
Notes payable	9,033,355	9,033,355	6,386,638	6,386,638

The following methods and assumptions were used in estimating the "fair value" disclosures for financial instruments in the accompanying financial statements and notes thereto:

Cash and cash equivalents, short-term investments, policy loans, accrued investment income and other long-term investments: The carrying amounts reported for these financial instruments approximate their fair values.

Fixed maturities and equity securities: The fair values for fixed maturities and equity securities (including redeemable preferred stocks) are based on quoted market prices.

Mortgage loans on real estate: The fair values for mortgage loans are estimated using discounted cash flow analyses, using the actual spot rate yield curve in effect at December 31.

Investment-type contracts: The fair values for the liabilities under investment-type insurance contracts are calculated as surrender values on these contracts.

Policy claims, obligations under capital leases and notes payable: The carrying amounts reported for these liabilities approximate their fair value.

The fair values for insurance contracts other than investment contracts are not required to be disclosed under SFAS No. 107.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE E - Federal Income Tax

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows:

	2003	2002
Deferred tax liabilities:
Policy acquisition costs	$5,487,629	$5,878,363
Net unrealized gain on available-for-sale securities	6,300,592	7,949,865
Other	2,160,719	2,442,377
Total deferred tax liabilities	$13,948,940	$16,270,605

Deferred tax assets:
Benefit reserves	$1,532,304	$3,399,056
Other	2,765,424	1,542,579
Total deferred tax assets	$4,297,728	$4,941,635
Net deferred tax liabilities	$9,651,212	$11,328,970

The Company reviews its gross deferred tax assets for recoverability. At December 31, 2003 and 2002, the Company is able to demonstrate that the benefit of its gross deferred tax assets is fully recoverable.

The reconciliation of income tax attributable to operations computed at the federal statutory tax rate to income tax expense is as follows:

	2003	2002	2001

Statutory federal income tax rate	34.0%	34.0%	34.0%
Small life insurance company deduction	(23.6%)	(13.2%)	(10.1%)
Other	4.2%	(0.9%)	3.6%

Effective income tax rate	14.6%	19.9%	27.5%

At December 31, 2003, approximately $4,000,000 of the Retained earnings of the Company represents earnings prior to 1984 which accumulated in an account known as policyholders' surplus, which was not subject to income taxation. In certain circumstances, including if distributions are made to stockholders in excess of approximately $30,456,000, the Company could be subject to additional federal income tax unrelated to its normal taxable income. No provision for such income tax has been made at December 31, 2003.

The Company made income tax payments of $265,600, $393,200 and $441,850 in 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE F - Notes Payable

On December 15, 2003, the Company entered into a long term debt agreement with Fifth Third Bank in the amount of $3,000,000 at an interest rate equal to 0.5% less than the prime rate established by Fifth Third, due February 1, 2005. The funds were used to issue a surplus note to Investors Heritage Life, to contribute to Investors Heritage Life's paid in capital and for general corporate purposes. The interest rate on this note was 3.5% at December 31, 2003. No interest was paid on this note in 2003.

On June 28, 2002, the Company entered into a long-term debt agreement with Cherokee National in the amount of $4,000,000, with interest to be paid quarterly, at a rate equal to the prime rate, and due on June 28, 2007. The funds were used to purchase 400,000 shares of Cherokee National common stock valued at $4,000,000. In December 2002, the 400,000 shares of common stock were exchanged for 400,000 shares of Series A preferred stock. The interest rate was 4.0% at December 31, 2003. Interest expense and interest paid on this note were $165,000 and $95,000 in 2003 and 2002, respectively.

On September 30, 2002, Family Assignment entered into a long-term debt agreement with Farmers Bank and Capital Trust Co., Frankfort, Kentucky, by establishing a line of credit in the amount of $2,000,000 with interest to be paid monthly at a rate equal to the prime rate and due September 30, 2003, renewable annually. The purpose of this line of credit is to provide advance funding for funerals in exchange for an irrevocable assignment of life insurance policies from other unaffiliated insurance companies. At December 31, 2003 and 2002, $200,000 and $387,000, respectively, was outstanding on this note. The interest rate was 4.0% at December 31, 2003. Interest expense and interest paid on the note were $8,777 and $5,534 in 2003 and 2002, respectively.

On December 27, 2000, the Company entered into a long-term debt agreement with Fifth Third Bank in the amount of $2,000,000, at an interest rate of 8.5%, due on December 27, 2005. The funds were used to retire notes payable and to issue a surplus note to its subsidiary, Investors Heritage Life. On May 1, 2001, the Company borrowed an additional $400,000 on the note and the interest rate was adjusted to 1% under the prime rate. At December 31, 2003 and 2002, the outstanding balance on this note was $1,757,721 and $1,999,637, respectively. The interest rate was 3.0% at December 31, 2003. Interest expense and interest paid on the note were $55,085 and $79,563 in 2003 and 2002, respectively.

The Company also has an annually renewable line of credit agreement with Farmers Bank and Capital Trust Co., Frankfort, Kentucky in the amount of $150,000 with interest to be paid quarterly at a rate equal to 1% under the prime rate. The purpose of this line of credit is for general corporate purposes. At December 31, 2003, $45,001 was outstanding on this line of credit. The interest rate was 3.0% at December 31, 2003. Interest expense and interest paid on the note were $105 and $2,355 in 2003 and 2002, respectively.

NOTE G - Employee Benefit Plans

The Company participates in a noncontributory retirement plan which covers substantially all employees. Benefits are based on years of service and the highest consecutive 60 months average earnings within the last 120 months of credited service. Benefits are funded based on actuarially-determined amounts.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The following table provides additional details for the Company on a consolidated basis as of December 31.

	2003	2002	2001
Change in benefit obligation:
Benefit obligation at beginning of year	$9,342,392	$8,067,143	$7,403,251
Service cost	368,703	367,179	326,978
Interest cost	658,494	618,180	576,221
Actuarial loss	425,271	344,727	523,024
Benefits paid	(485,345)	(54,837)	(762,331)
Benefit obligation at end of year	$10,309,515	$9,342,392	$8,067,143

Change in plan assets:
Fair value of plan assets at beginning of year	$7,335,822	$6,265,084	$6,127,941
Actual return on plan assets	682,265	545,567	528,534
Employer contribution	519,996	580,008	370,940
Benefits paid	(485,345)	(54,837)	(762,331)
Fair value of plan assets at end of year	$8,052,738	$7,335,822	$6,265,084

Funded status	$(2,256,777)	$(2,006,570)	$(1,802,059)
Unrecognized net actuarial loss	2,187,063	1,929,279	1,738,773
Unrecognized prior service credit	-	(56,161)	(91,264)
Additional minimum pension liability	(158,712)	-	-
Accrued pension cost	$(228,426)	$(133,452)	$(154,550)

Components of net periodic benefit cost:
Service cost	$368,703	$367,179	$326,978
Interest cost	658,494	618,180	576,221
Expected return on plan assets	(655,820)	(563,858)	(551,111)
Recognized net loss	141,042	172,512	105,763
Amortization of prior service credit	(35,103)	(35,103)	(35,103)
Amortization of transition asset	-	-	(34,143)
Net periodic benefit cost	$477,316	$558,910	$388,605

Accumulated benefit obligation	$8,302,222	$7,357,038	$6,080,796

Included in accumulated other comprehensive income at December 31, 2003 is an additional minimum pension liability of $158,712, which has been recorded net of related tax of $46,802 and net of a recognized prior service credit intangible asset of $21,058.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Weighted-average actuarial assumptions used at December 31, 2003, 2002, and 2001 to determine benefit obligations and net periodic benefit cost are as follows:

	December 31
	2003	2002	2001
Discount Rate	6.75%	7.00%	7.25%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increases	4.00%	4.00%	5.00%

The long-term rate of return for plan assets is determined based on an analysis of historical returns on invested assets, anticipated future fixed income, equity and mortgage loan investment markets, and diversification needs. Long term trends are evaluated relative to current market factors such as inflation, interest rates and investment strategies, including risk management, in order to assess the assumptions as applied to the plan.

The Company employs a conservative investment strategy whereby the majority of invested assets are held in an immediate participation group retirement annuity contract (a deposit administration contract) with a small portion of plan assets held in common stock of the Company. The immediate participation group retirement annuity contract, issued by Investors Heritage Life, has a crediting interest rate indexed to and supported by a portfolio of mortgage loans maintained by Investors Heritage Life. This contract is then immediately available for the payment of benefits as needed. At December 31, 2003, the assets of the plan consisted of the deposit administration contract having a contract value of $7,229,688 (90% of total plan assets) and 31,000 shares of Company common stock with a fair value of $823,050 (10% of total plan assets). At December 31, 2002, the assets of the plan also consisted of the deposit administration contract having a contract value of $6,610,422 (90% of total plan assets) and 31,000 shares of Company common stock with a fair value of $725,400 (10% of total plan assets). The Company's common stock is stated at fair value based upon quoted bid prices on the last day of the plan year. Dividends paid in 2003 to the plan on the Company common stock were $11,780. The plan made no purchases or sales of Company common stock during 2003.

The Company expects to contribute approximately $540,000 to its pension plan in 2004.

The Company also sponsors a 401(k) defined contribution plan, which was amended on November 27, 2002 to adopt the provisions of a 403(b) plan. At December 31, 2003 and 2002, plan assets consisted entirely of the Company's common stock, although employees have the option to invest in select mutual funds. The Company matches 100% of employee contributions invested in the Company's stock. At December 31, 2003, the plan held Company stock of 292,871 shares with a fair value of $7,775,717. At December 31, 2002, the plan held Company stock of 297,734 shares with a fair value of $6,966,975. Matching contributions to the plan expensed for 2003, 2002 and 2001 were $231,566, $273,745 and $258,186, respectively. Dividends paid to the plan on Company stock were $114,697, $105,244 and $100,971 in 2003, 2002 and 2001, respectively.

NOTE H - Stockholders' Equity and Dividend Restrictions

Statutory restrictions limit the amount of dividends which may be paid by Investors Heritage Life. Generally, dividends during any year may not be paid, without prior regulatory approval, in excess of the lesser of (a) 10 percent of statutory stockholders'

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

equity as of the preceding December 31, or (b) statutory net income for the preceding year. In addition, dividends are limited to the amount of unassigned surplus reported for statutory purposes, which was $8,400,164 at December 31, 2003.

The Company's 1999 stock option and stock appreciation rights plan became effective as of September 16, 1999. The 1999 plan authorizes the Company's board to grant non-qualified stock options and stock appreciation rights to the Company's and its subsidiaries' key employees and non-employee directors. The Company authorized for issuance a total of 250,000 shares of common stock under the 1999 plan and granted options to purchase 75,000 shares of common stock at $23.00 per share, all of which vested on September 24, 2001. None of the options have been exercised as of December 31, 2003. No options were terminated during 2003, and options to purchase 9,000 shares were terminated during 2002 because they were not exercised in a timely manner

Prior to 2002, the Company accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. The Company recognized $207,900 and $26,400 of compensation expense in 2003 and 2002, respectively, relative to the outstanding options, as the market value of the Company's stock exceeded the exercise price of the options. No stock-based employee compensation cost was reflected in 2001 net income, as all options granted under the plan had an exercise price less than or equal to the market value of the underlying common stock at that date. Effective January 1, 2002, the company adopted the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation as amended by FASB Statement No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure. The adoption of these statements had no impact on the Company's financial statements.

NOTE I - Statutory Accounting Practices

Investors Heritage Life's statutory-basis capital and surplus was $17,014,520 and $15,469,029 at December 31, 2003 and 2002, respectively. Statutory-basis net income (loss) was $(679,981), $399,728 and $1,295,706 for 2003, 2002 and 2001, respectively.

Principle adjustments to statutory amounts to derive GAAP amounts include: a) costs of acquiring new policies are deferred and amortized; b) benefit reserves are calculated using more realistic investment, mortality and withdrawal assumptions; c) changes in deferred taxes associated with timing differences are recorded in net income rather than directly to equity; d) value of business acquired and goodwill established for acquired companies differ from admitted statutory goodwill; e) accounting for certain investments in debt securities is at fair value with unrealized gains and losses reported as a separate component of equity; and f) statutory asset valuation reserves and interest maintenance reserves are eliminated.

NOTE J - Segment Data

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires a "management approach" (how management internally evaluates the operating performance of its business units) in the presentation of business segments. The segment data that follows has been prepared in accordance with SFAS No. 131.

The Company operates in four segments as shown in the following table. All segments include both individual and group insurance. Identifiable revenues, expenses and assets

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

are assigned directly to the applicable segment. Net investment income and invested assets are generally allocated to the insurance and the corporate segments in proportion to policy liabilities and stockholders' equity, respectively. Certain assets, such as property and equipment and leased property under capital leases, are assigned to the Corporate segment. Goodwill has been allocated to the insurance lines based upon the mix of business of companies acquired. Results for the parent company, Investors Heritage Printing, Investors Heritage Financial, and Family Assignment, after elimination of intercompany amounts, are allocated to the Corporate segment.

	2003	2002	2001
		(000's omitted)
Revenue:
Preneed and burial products	$45,804	$56,538	$53,487
Traditional and universal life products	12,487	13,484	13,401
Credit insurance products and
administrative services	303	246	395
Corporate and other	3,541	3,219	3,105
	$62,135	$73,487	$70,388

Pre-tax income (loss) from operations:
Preneed and burial products	$(956)	$631	$2,205
Traditional and universal life products	496	770	1,467
Credit insurance products and
administrative services	20	27	72
Corporate and other	1,110	1,353	1,479
	$670	$2,781	$5,223

Assets:
Preneed and burial products	$254,556	$247,633	$231,778
Traditional and universal life products	75,123	72,203	70,690
Credit insurance products and
administrative services	19,650	22,119	26,222
Corporate and other	80,146	85,086	62,088
	$429,475	$427,041	$390,778

Amortization and depreciation expense:
Preneed and burial products	$5,443	$6,658	$5,689
Traditional and universal life products	1,552	1,475	1,820
Credit insurance products and
administrative services	1	2	4
Corporate and other	369	420	443
	$7,365	$8,555	$7,956

NOTE K - Reinsurance

The Company ceded 100% of the risks associated with its credit life and accident insurance written during 2003, 2002 and 2001 through coinsurance agreements with various companies. The Company administers the ceded credit life and accident insurance for an agreed-upon fee. During 2003, 2002 and 2001, the Company received

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

$509,066, $573,553 and $673,577, respectively, of fee income associated with these reinsurance arrangements which is recognized in the Credit insurance products and administrative services and Corporate and other lines of the preceding table. Ceded benefit and claim reserves associated with these reinsurance arrangements at December 31, 2003, 2002 and 2001 were $18,444,567, $20,182,042 and $22,211,099, respectively. Additionally, the Company utilizes yearly renewable term reinsurance to cede life insurance coverage in excess of its retention limit, which has been set at $100,000 (see Note M - Subsequent Events).

Investors Heritage Life cedes 85% of life and annuity policy obligations assumed from Franklin American Life Insurance Company to Scottish Annuity Life Insurance Company (Cayman) Ltd. Benefit reserves ceded to Scottish and included in the amounts recoverable from reinsurers approximated $35,045,000 and $36,725,000 at December 31, 2003 and 2002, respectively. An escrow account has been established by Scottish to secure Investors Heritage Life's ceded benefit obligations.

Total premiums ceded amounted to $14,836,208, $15,639,041 and $17,402,598 in 2003, 2002 and 2001, respectively, and commissions and expense allowances received were $6,868,086, $7,111,893 and $8,164,277 in 2003, 2002 and 2001, respectively. Unearned premium reserves were reduced by $16,989,174 and $18,930,351 at December 31, 2003 and 2002, respectively, for credit-related reinsurance transactions. Benefit recoveries associated with the Company's ceded reinsurance contracts were $8,849,679, $10,797,949 and $10,287,905 in 2003, 2002 and 2001, respectively. The Company remains contingently liable on all ceded insurance should any reinsurer be unable to meet their obligations. Assumed reinsurance premiums were $3,173,026, $3,005,190 and $2,526,269 in 2003, 2002 and 2001, respectively.

NOTE L - Contingent Liabilities

The Company is named as a defendant in a number of legal actions arising primarily from claims made under insurance policies. Management and its legal counsel are of the opinion that the settlement of those actions will not have a material adverse effect on the financial position or results of operations.

In most of the states in which the Company is licensed to do business, guaranty fund assessments may be taken as a credit against premium taxes over a five year period. These assessments, brought about by the insolvency of life and health insurers, are levied at the discretion of the various state guaranty fund associations to cover association obligations. It is management's opinion that the effect of any future assessments would not be material to the financial position or results of operations of the Company because of the use of premium tax off-sets.

NOTE M - Subsequent Events

Effective January 1, 2004, the Company lowered the maximum retention level from $100,000 to $25,000 on the yearly renewable term life products. This new retention level was achieved through a reinsurance agreement with Scottish Re for inforce business as of December 31, 2003. New business will be reinsured with Munich Re.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

NOTE N - Quarterly Financial Data (Unaudited)

The following tables show the unaudited quarterly financial data for the Company.

2003	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$10,475,024	$10,757,814	$10,699,479	$9,822,095
Total revenue	15,476,951	16,070,735	15,674,211	14,913,434
Net income (loss)	338,478	134,314	(207,396)	306,882
Basic earnings (loss) per share	0.30	0.12	(0.18)	0.26
Diluted earnings (loss) per share	0.30	0.12	(0.18)	0.25

2002	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Premiums	$13,894,768	$13,660,126	$12,945,156	$12,564,128
Total revenue	18,927,486	18,864,044	18,105,020	17,590,127
Income before cumulative effect
of change in accounting principle	650,756	531,112	417,919	627,884
Net income (loss)	(320,106)	531,112	417,919	627,884
Basic earnings per share before
cumulative effect of change in
accounting principle	0.57	0.47	0.37	0.55
Diluted earnings per share before
cumulative effect of change in
accounting principle	0.57	0.47	0.37	0.54

STOCK INFORMATION

OTC BULLETIN BOARD MARKET QUOTATIONS

2003 Market Price Range

March	June	Sept.	Dec.
23.40-23.55	23.55-26.00	26.00-27.00	26.50-27.00

2003 Annual Dividend Per Share - $.38
__________________________________

2002 Market Price Range

March	June	Sept.	Dec.
22.50-23.00	23.00-26.50	23.10-24.50	23.30-23.85

2002 Annual Dividend Per Share - $.38
__________________________________

The stock of Kentucky Investors is quoted on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The symbol for Kentucky Investors is KINV.

The 2004 cash dividend to be paid to its stockholders by Kentucky Investors on April 14, 2004 is $.38 per share.

ANNUAL MEETING

The 2004 meeting of shareholders of Kentucky Investors is scheduled for 11 a.m. on May 13, 2004 at the company auditorium, Second and Shelby Streets, Frankfort, Kentucky.

FORM 10-K

A copy of the Form 10-K Annual Report to the Securities and Exchange Commission for the Company can be obtained upon request to the Secretary.

TRANSFER AGENT

Investors Heritage Life Insurance Company
Stock Transfer Department
P.O. Box 717
Frankfort, Kentucky 40602-0717

(800) 422-2011, ext. 1009
(502) 209-1009